UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)   April 18, 2006

Cephalon, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-19119	23-2484489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 Moores Road Frazer, Pennsylvania		19355
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code             (610) 344-0200

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01               Regulation FD Disclosure.

Cephalon, Inc. (the “Company”) is providing the following update on the regulatory status of SPARLONTM (modafinil) Tablets [C-IV], its investigational medication for the treatment of attention-deficit/hyperactivity disorder (ADHD) in children and adolescents:

On March 23, 2006, the Company announced that the U.S. Food and Drug Administration’s (FDA) Psychopharmacologic Drugs Advisory Committee voted not to recommend FDA approval of SPARLON.  The committee recommended that the company collect additional data to support the safety of the drug in children and adolescents with ADHD.  This recommendation was the result of concerns expressed by the advisory committee over a suspected case of Stevens-Johnson syndrome (“SJS”), a rare but serious skin rash condition, in a child participating in one of the Phase 3 clinical trials.

Since the date of the advisory committee meeting, the Company has been gathering additional information about this suspected case of SJS.  The Company’s efforts have included, among other things, discussions with the treating physicians, consultation with leading dermatology experts and informal discussions with the FDA.  Last week, the Company formally submitted this new information to the FDA in support of the position that this case is not, in fact, SJS.  The scheduled PDUFA date for the FDA’s consideration of the SPARLON supplemental New Drug Application is May 22, 2006.

The Company can provide no assurance that it can convince the FDA that this case was not SJS or that the Company will ever achieve FDA approval of SPARLON.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEPHALON, INC.

Date: April 18, 2006	By:	/s/ John E. Osborn
John E. Osborn
Executive Vice President, General Counsel & Secretary